UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 20, 2009

JACKSONVILLE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	00049792	33-1002258
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

1211 West Morton Avenue, Jacksonville, Illinois	62650
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (217) 245-4111

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           On January 20, 2009, John M. Buchanan was appointed to the Board of Directors of Jacksonville Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Jacksonville Savings Bank (the “Bank”), and its mutual holding company parent, Jacksonville Bancorp, MHC (the “MHC”).  Mr. Buchanan is a certified funeral service practitioner and president of Buchanan & Cody Funeral Home and Crematory, Inc., located in Jacksonville, Illinois.  Mr. Buchanan holds a bachelor’s degree from Illinois College and a master’s degree from Indiana College of Mortuary Science.  Mr. Buchanan was appointed to the Company’s Audit, Asset Liability, and Compensation Committees.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On January 20, 2009, the MHC, the Bank and Company’s Boards of Directors passed resolutions amending their respective bylaws to increase the Board of Directors by one, from seven to eight individuals.  The Bank, the MHC and the Company notified the Illinois Division of Banks and Real Estate and the Office of Thrift Supervision of this amendment in accordance with applicable regulations.  A copy of the amended and restated Bylaws of the Company is attached as Exhibit 3.2 hereto.

Item 8.01.	Other Events.

On January 20, 2009, the Company’s Board of Directors authorized a stock repurchase plan to repurchase up to 5% of its outstanding publicly held common stock, or 99,395 shares in the open market, in block trades or in privately negotiated transactions depending on market conditions.  Any repurchased shares will be treated as treasury stock and will be available for general corporate purposes.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell Company Transactions: None.

(d)	Exhibits:

	Exhibit 3.2:	Amended and Restated Bylaws of Jacksonville Bancorp, Inc.
	Exhibit 99.1:	Press Release Announcing the Share Repurchase Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

DATE: January 21, 2009	By:	/s/ Richard A. Foss
Richard A. Foss
President and Chief Executive Officer